Exhibit 5
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                         UAL Corporation
                         P.O. Box 66100
                     Chicago, Illinois 60666

                                                      May 1, 1996

Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C. 20549

Re:  UAL Corporation 1981 Incentive Stock Plan
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Ladies and Gentlemen:

     I am the Vice President-Law and Corporate Secretary of UAL Corporation, a Delaware corporation (the "Company"), and I or attorneys under my supervision are familiar with the proceedings taken by the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement"), relating to the UAL Corporation 1981 Incentive Stock Plan (the "Plan") that the Company is filing under the Securities Act of 1933, as amended (the "Securities Act"), which registers 1,100,000 shares of Common Stock, $.01 par value ("Common Stock"), of the Company to be issued under the Plan. I or attorneys under my supervision are also familiar with the Rights Agreement dated as of December 11, 1986, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), which provides for one right (the "Right") to purchase shares of the Company's Series C Junior Participating Preferred Stock to be attached to and issued with each share of Common Stock.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

     In connection with this opinion, I or attorneys under my supervision have examined or are familiar with originals or copies of (i) the Restated Certificate of Incorporation and By-laws of the Company, (ii) resolutions of the Board of Directors,
(iii) the Registration Statement, (iv) the Rights Agreement and
(v) such other documents as I or they have deemed necessary or appropriate as a basis for the opinions set forth below.

     Based upon and subject to the foregoing, I am of the opinion that:

     1. The shares of Common Stock, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

     2.  The Rights, when issued in accordance with the Rights
Agreement, will be validly issued.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Francesca M. Maher

                              Francesca M. Maher
                              Vice President - Law and Corporate
                              Secretary